UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

July 1, 2015

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
Effective July 1, 2015, Renasant Corporation (“Renasant”) completed its previously-announced merger (the “Merger”) with Heritage Financial Group, Inc. (“Heritage”), pursuant to the Agreement and Plan of Merger by and among Renasant, Renasant Bank, Heritage and HeritageBank of the South (“HeritageBank”) dated as of December 10, 2014 (referred to as the “Merger Agreement”), in a transaction valued at approximately $287 million. At closing, Heritage merged with and into Renasant, with Renasant surviving the Merger.

Pursuant to the Merger Agreement, holders of Heritage common stock have the right to receive 0.9266 of a share of Renasant common stock for each share of Heritage common stock held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares. All unvested shares of Heritage restricted stock and all unvested options to purchase Heritage common stock vested upon the closing of the Merger. Each share of vested Heritage restricted stock converted into the right to receive the 0.9266 of a share of Renasant common stock merger consideration, reduced by applicable tax withholding, while in-the-money Heritage stock options converted into the right to receive a cash payment equal to (1) the total number of shares subject to such Heritage stock option multiplied by (2) the difference between $27.00 and the exercise price of the Heritage stock option, less applicable tax withholding. Out-of-the-money Heritage stock options were cancelled. Renasant’s outstanding common stock was unaffected by the Merger.

Simultaneous with the Merger, HeritageBank of the South, Heritage’s wholly-owned subsidiary, merged with and into Renasant Bank, Renasant’s wholly-owned subsidiary, with Renasant Bank surviving the Merger and continuing its existence under the name “Renasant Bank.”

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the description of the Merger Agreement and the Merger previously reported in the Current Report on Form 8-K filed by Renasant on December 15, 2015, under Item 1.01, Entry into a Material Definitive Agreement, which description is incorporated herein by reference, and by the Merger Agreement itself, which is incorporated herein by reference as exhibit 2.1. On July 1, 2015, Renasant issued a press release announcing the completion of the Merger, a copy of which is attached hereto as exhibit 99.1.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2015, as required under the Merger Agreement, Renasant’s board of directors (the “Board”) expanded the size of the Board by one to 17 members and appointed Fred F. Sharpe, who served as a HeritageBank director prior to the Merger, to the Board. The Board did not appoint Mr. Sharpe to any Board committees. Compensatory arrangements for the new director will be consistent with Renasant’s previously-disclosed standard arrangements for non-employee directors. Such arrangements are described in Renasant’s proxy statement for its 2015 annual meeting of shareholders filed on March 2, 2015, which disclosure is incorporated herein by reference.

Also in connection with the Merger, Renasant entered into an assumption agreement with O. Leonard Dorminey, Heritage’s President and Chief Executive Officer, pursuant to which Renasant assumed the Executive Employment Agreement between Heritage and Mr. Dorminey and Mr. Dorminey was appointed as Renasant’s Regional President for Georgia. In addition, as an inducement to joining Renasant, Mr. Dorminey received an award of 35,000 shares of restricted stock of Renasant, which award vests in four equal annual installments beginning on December 31, 2015. A detailed description of the terms of each of Mr. Dorminey’s employment agreement with Heritage and the assumption agreement among Renasant, Renasant Bank and Mr. Dorminey, including a discussion of the changes to Mr. Dorminey’s employment agreement effected by such assumption agreement, was previously reported in the Current Report on Form 8-K filed by Heritage on December 15, 2015, under Item 5.02, Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. Such description is incorporated by reference into this Item 5.02.

After giving effect to the merger of HeritageBank into Renasant Bank, each of Messrs. Sharpe and Dorminey, businesses with which they are associated, and members of their immediate families are customers of Renasant Bank and have loans with Reansant Bank. In the opinion of the Board, based on Renasant’s due diligence investigation of Heritage, these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to HeritageBank, and did not involve more than the normal risk of collectability or present other unfavorable features. There are no family relationships between either Mr. Sharpe or Mr. Dorminey and any director or executive officer of Renasant.

Item 9.01    Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
Renasant intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.
(b) Pro forma financial information.
Renasant intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.
(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger dated as of December 10, 2014 by and among Renasant Corporation, Renasant Bank, Heritage Financial Group, Inc. and HeritageBank of the South (attached as exhibit 2.1 to the Current Report on Form 8-K of Renasant Corporation filed with the Securities and Exchange Commission on December 15, 2014 and incorporated herein by reference).

99.1	Press release dated July 1, 2015 issued by Renasant Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: July 8, 2015	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated July 1, 2015 issued by Renasant Corporation.

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